EXHIBIT 4.1

August 3, 2009

TOYOTA MOTOR CORPORATION

and

[GRANTEE]

AGREEMENT FOR THE GRANT OF OPTIONS TO ACQUIRE COMMON SHARES OF TOYOTA MOTOR CORPORATION UNITED STATES OF AMERICA

FRESHFIELDS BRUCKHAUS DERINGER

CONTENTS

CLAUSE	PAGE

1.	INTERPRETATION	1
2.	GRANT OF OPTIONS	2
3.	INCENTIVE STOCK OPTIONS	3
4.	EXERCISE, ACQUISITION TRIGGER AND REFUSAL OF OPTIONS	3
	Exercise	3
	Acquisition Triggers	3
	Refusal	5
5.	MANNER OF EXERCISE OF OPTIONS	6
6.	ADJUSTMENTS TO THE NUMBER OF COMMON SHARES	7
7.	SECURITIES AND RELEVANT LEGISLATION	7
8.	NO GUARANTEE OF CONTINUING EMPLOYMENT OR OFFICE	8
9.	EMPLOYEE UNDERTAKING	8
10.	DATA PROCESSING CONSENT	8
11.	COSTS AND TAXES	9
12.	SECURITIES ACCOUNTS	10
13.	GENERAL	10
14.	TERMINATION OF THIS AGREEMENT	11
15.	CLAIMS AGAINST THE COMPANY	11
16.	NOTICES	12
	To the Grantee	12
	To the Company	12
	Receipt of Notice	12
17.	AMENDMENTS AND WAIVERS	13
18.	GOVERNING LAW	13
19.	ENTIRE AGREEMENT	13
20.	SEVERABILITY	13
APPENDIX 1 ADJUSTMENTS (ENGLISH TRANSLATION)		15
1.	SHARE SPLIT OR SHARE CONSOLIDATION	15
2.	ISSUE OF NEW COMMON SHARES OR DISPOSAL OF TREASURY SHARES	16
3.	GENERAL	18

Page I

APPENDIX 2 FORM OF EXERCISE NOTICE – 2009 STOCK OPTION PLAN	19
APPENDIX 3 FORMS OF NOTICE OF TERMINATION OF 2009 STOCK OPTION AGREEMENT	22
Termination of Agreement pursuant to Clause 14.1	22
Termination of Agreement pursuant to Clause 14.2	23
APPENDIX 4 ELIGIBILITY	24

Page II

THIS OPTION AGREEMENT is made with effect from August 3, 2009

BETWEEN

(1)	TOYOTA MOTOR CORPORATION a company registered in Japan and whose registered office is at 1 Toyota-Cho, Toyota City, Aichi, 471-8571 Japan (the Company); and

(2)	[EMPLOYEE] of [Home Address] (the Grantee), [an employee/a director/an officer] of [Toyota [ ]] (the Employing Company).

WHEREAS the Board has resolved at a meeting of the Board of Directors on July 15, 2009, that the Grantee fulfills the Eligibility criteria, and that the Grantee should be granted options to acquire common shares in the Company;

WHEREAS the Company and the Grantee wish to regulate the terms and conditions pursuant to which such options are exercised;

IT IS AGREED as follows:

1.           Interpretation

1.1         In this Agreement, unless the context otherwise requires the following words and expressions, shall have the following meanings:

Agreement means this Option Agreement;

Appointed Bank has the meaning set forth in Clause 5.1(c);

Board means the board of directors of the Company from time to time or a duly appointed committee thereof;

Bank Business Day means any day on which the Appointed Bank is open for business in Japan;

Common Shares means the ordinary shares of the Company from time to time;

Company Business Day means any day on which the Company is open for business in Japan;

Exercise Period means the period commencing on August 1, 2011 and ending on July 31, 2017, provided that if July 31, 2017 is not a Company Business Day, then the final day of the Exercise Period shall be the Company Business Day immediately preceding July 31, 2017;

Eligibility means the eligibility of the Grantee to receive and continue to hold the Options.  The Grantee will be so eligible if it holds any of the positions set forth in Appendix 4.

Grant Date means, August 3, 2009, the date on which the Company grants the Options to the Grantee;

Group means the Company, the Employing Company and the Subsidiaries;

Option means a right to acquire [No. of grant amount] Common Shares under this Agreement (or such number as may be increased or decreased pursuant to Clause 6) and Options shall be construed accordingly;

Reorganization means any capitalization or rights issue, share split, share consolidation, or other reorganization or reduction of the share capital of the Company;

Subsidiary means any entity, from time to time, in which the Company owns, directly or indirectly, at least 50% of the issued share capital thereof; and

Yen means the lawful currency of Japan.

1.2          Any reference herein to the provisions of any statute or subordinate legislation shall be deemed to refer to the same as in force from time to time including any modification, amendment or re-enactment thereof.

1.3          Clause headings are inserted for ease of reference only and shall not affect the construction of this Agreement.

1.4          Where the context permits, the singular shall include the plural and vice-versa and the masculine shall include the feminine.  Words importing individuals shall be treated as importing bodies corporate, corporations, unincorporated associations and partnerships and vice-versa.

1.5          References to Clauses, and Appendices 1, 2, 3 and 4 are to the clauses and the appendices of this Agreement.  Appendices 1, 2, 3 and 4 form part of this Agreement.

2.           Grant of Options

2.1         The Company hereby grants to the Grantee on the Grant Date [●] Options subject to the terms and conditions of this Agreement.

2.2         No consideration shall be payable by the Grantee on the grant of the Options.

2.3         This Agreement evidences the grant of the Options to the Grantee.  The Grantee shall not request the Company to issue any certificates representing the Options.

2.4         The Options are personal to the Grantee and may not be transferred, assigned, pledged, charged to, or otherwise alienated or exercised by, any other person.

2.5         The benefit of the Options does not constitute part of the Grantee’s base salary or remuneration and will not be taken into account in determining any other employment-related rights that the Grantee may have, such as for the purpose of calculating any pension entitlements, severance pay or notice for termination of employment.

3.           Incentive stock options

3.1          It is intended that the Options constitute incentive stock options as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the Code); provided, however, that to the extent the Options do not satisfy one or more provisions of Section 422 of the Code, they shall be treated as non-qualified stock options.

4.           Exercise, Acquisition Trigger and Refusal of Options

Exercise

4.1          The Grantee may exercise all or some of the Options during the Exercise Period in the manner set forth in Clause 5.

4.2          Each Option, if exercised, must be exercised in full and no Option may be partially exercised.

4.3          Subject to Clause 6, the price to be paid for each Common Share to be issued or transferred to the Grantee upon exercise of each Option shall be calculated by multiplying the closing price of the Common Shares listed on the Tokyo Stock Exchange on the Grant Date (or, if shares were not traded on this date, the nearest such date prior to the Grant Date on which shares were traded) by 1.025 (rounded up to the nearest whole Yen) (the Exercise Price).  The Company shall notify the Grantee of the Exercise Price promptly after the Company has calculated the Exercise Price.

4.4          Options may be exercised on any Company Business Day on which the Tokyo Stock Exchange is open.

Acquisition Triggers

4.5          Notwithstanding any other provision in this Agreement, the Options shall be acquired automatically by the Company (for nil consideration) on the earliest of:

(a)	the expiry of the Exercise Period;

(b)	the death of the Grantee;

(c)	the Grantee being declared bankrupt or entering into any general composition with or for the benefit of his creditors;

(d)
a shareholders’ meeting approving a merger agreement, a share-for-share agreement (kabushiki kokan) or a statutory share transfer (kabushiki iten), as a result of which the Company decides to invalidate the Options on the basis that the Company will cease as a legal entity or it will become a wholly-owned subsidiary of another company;

(e)	the Grantee becoming an employee, director or officer of any company (other than the Employing Company) which has no direct or indirect capital relationship with the Company;

(f)	the dismissal of the Grantee for disciplinary reasons from his office or employment at the Employing Company;

(g)
breach of this Agreement by the Grantee or gross misconduct or any other acts or omissions by the Grantee which results in a material breakdown of trust between the Employing Company and Grantee (as determined by the Board);

(h)
any date prior to the date of the annual general shareholders’ meeting of the Company at which matters related to the fiscal year ending March 31 2011 are presented to the shareholders (the Shareholders’ Meeting) on which the Grantee loses its Eligibility; or

(i)	the termination of this Agreement in accordance with Clause 14.

4.6           The Options shall be acquired automatically by the Company (for nil consideration) if, on any date on or after the Shareholders’ Meeting, the Grantee loses its Eligibility for any reason other than:

(a)	injury, disability or ill-health (as determined by the Board);

(b)	retirement at or after the date on which he is bound or entitled to retire under his contract of employment or otherwise;

(c)	the company of which he is a director, an officer or an employee ceasing to be a member of the Group;

(d)	the business (or part of a business) in which he is employed or of which he is a director or an officer being transferred to a transferee which is not a member of the Group; or

(e)	any other reason at the Board’s absolute discretion.

4.7           For the purposes of Clause 4.5(h), and Clause 4.6, a Grantee shall not be treated as losing his Eligibility if he is absent from work solely as a result of an authorized leave or absence until such Grantee ceases to be entitled to exercise any statutory or contractual right to return to work.

4.8           In the event that the Company becomes a wholly-owned subsidiary of another company (such company, the Holding Company) as a result of a share-for-share exchange (kabushiki kokan) or a statutory share transfer (kabushiki iten), the Company may, in its discretion, decide to acquire any Options which have not yet been exercised.  However, if the Company decides not to acquire the Options in these circumstances:

(a)	the obligations of the Company in connection with the Options shall be transferred to the Holding Company;

(b)
the number of shares in the Holding Company to be issued or transferred to the Grantee upon the exercise of the Options shall be adjusted in accordance with the relevant share-for-share exchange ratio or statutory share transfer ratio, as the case may be, and shall be rounded down to the nearest whole share; and

(c)	subject to paragraphs (a) and (b) above, the Holding Company may vary, to the extent reasonable in all the circumstances:

(i)	the type or class of shares in the Holding Company to be issued or transferred upon the exercise of the Options; and

(ii)	the terms and conditions of the Options, including but not limited to:

(A)	the exercise price of each Option;

(B)	the exercise period of the Options;

(C)	the terms and conditions for the exercise of the Options;

(D)	the terms and conditions for the acquisition of the Options; and

(E)	the restrictions on the transfer of the Options.

4.9          The Grantee shall not be entitled to any compensation from the Company or the Employing Company in the event of any of the Options being acquired by the Company for any reason under this Agreement.

Refusal

4.10         The Company may refuse to accept exercise by the Grantee of the Options within 30 days of the date of receipt of an otherwise valid Exercise Notice (as defined in Clause 5.1(a) below) for any of the following reasons:

(a)
the Company determines in good faith that the exercise impedes the intended issuance by the Company of new securities regardless of the type or class, including, without limitation, shares or bonds with warrants;

(b)	the Company determines that the Grantees may not be able to exercise the Options pursuant to Clauses 4.5 or 4.6;

(c)	there has been insufficient time to confirm the Adjusted Exercise Price stipulated in Appendix 1; or

(d)	the Company determines in good faith that the exercise of the Options may materially impede the business of the Company;

provided, however that the Company shall not refuse to accept exercise by the Grantee of the Options on the final Business Day of the Exercise Period.

4.11         If the Company refuses to accept the exercise by the Grantee of the Options for any one of the reasons set forth in Clauses 4.10(a) to 4.10(d) above:

(a)	the Company shall give written notice to the Grantee of such refusal, provided, however, that the Company is not obliged to disclose the reasons for such refusal; and

(b)	the Options shall remain outstanding until the earlier of:

(i)	the Grantee’s exercise of such Options pursuant to Clause 5; or

(ii)	the acquisition of the Options by the Company pursuant to Clauses 4.5 or 4.6.

5.            Manner of Exercise of Options

5.1          Subject to Clause 4.2, the Grantee may exercise one or more of the Options in whole, but not in part, during the Exercise Period in accordance with the following procedure:

(a)
the Grantee is required to send to the Company a notice of its intention to exercise the Options (the Exercise Notice) in the form attached as Appendix 2 (or in such other form as prescribed by the Company from time to time);

(b)	within five (5) Company Business Days the Company shall send to the Grantee an acknowledgement that such Exercise Notice has been received;

(c)
the Grantee shall, within four (4) Bank Business Days from the date on which the Company notifies the Grantee that the Company has received the Exercise Notice, pay an amount calculated by multiplying the Exercise Price by the number of Common Shares to be obtained upon exercise of the Option(s) (the Exercising Purchase Price) to the Bank of Tokyo-Mitsubishi UFJ, Ltd. or such other bank as shall be appointed by the Company from time to time (the Appointed Bank); provided, however, that if the last Bank Business Day is not also a Company Business Day, then the date for payment shall be the next Company Business Day which is also a Bank Business Day.  The date of exercise shall be the date of receipt by the Company of payment of the Exercising Purchase Price.

(d)
Upon confirmation by the Company that the Grantee has fully paid the Exercising Purchase Price pursuant to this Clause 5.1 and any Taxation Liabilities pursuant to Clause 11, the Company shall promptly issue or transfer (as the case may be) the relevant number of Common Shares to the Grantee’s securities account in accordance with Clause 12.  Upon payment of the Exercising Purchase Price by the Grantee to the Appointed Bank, the Grantee shall legally own the Common Shares acquired upon the exercise of the Options.

5.2           The Grantee may withdraw the Exercise Notice up until such time as the Grantee pays the Exercising Purchase Price by giving written notice to the Company to that effect; provided however, that once the Grantee has paid the Exercising Purchase Price in full, the Grantee cannot withdraw the Exercise Notice.

5.3          Notwithstanding Clause 5.2 above, following payment by the Grantee of the Exercising Purchase Price, the Exercise Notice shall be deemed withdrawn if the Company notifies the Grantee of its refusal to accept the exercise of the Options pursuant to Clauses 4.10 and 4.11.  In such circumstances, the Company shall repay the Exercising Purchase Price to the Grantee, provided, however, that the Company shall not pay any interest with respect to any repayment to the Grantee.

6.           Adjustments to the Number of Common Shares

In the event of a Reorganization of the share capital of the Company, the Exercise Price and the total number of Common Shares underlying an Option may be adjusted in accordance with the formulae set out in Appendix 1.

7.           Securities and Relevant Legislation

7.1         The Options may not be exercised if the exercise of the Options or the issue of Common Shares thereafter would be contrary to any enactment or regulation at the time being in force in any country having jurisdiction in relation thereto. In particular, the Options shall not be exercisable unless the offer and sale of the Common Shares subject to the Options have been registered under the United States Securities Act of 1933, as amended and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the Securities Act of 1933 and from qualification under such state “blue sky” laws is available.   Neither the Employing Company nor the Company shall be bound to take any action or obtain the consent of any governmental authority to such acquisition, exercise or issue or to take any action to ensure that any such acquisition, exercise or issue is in accordance with any such enactment or regulation if such action would, in the opinion of the Employing Company or the Company (as the case may be), be unduly onerous and neither the Employing Company nor the Company shall have any liability in respect thereof to the Grantee.

7.2         The Grantee hereby agrees to abide by the Financial Instruments and Exchange Law of Japan, and all relevant securities laws, insider trading legislation, corporate act, tax laws, any other relevant laws, rules and regulations (including relevant foreign, state and local laws) and relevant internal rules of the Company and the Employing Company (including, without limitation, the rules on all insider information, trading prohibition and buying and selling Common Shares in relation to the exercise of any Options and the subsequent sale of the Common Shares acquired upon exercise). The Company may, at its discretion, impose such conditions on the exercise of the Options as it shall deem necessary in order for such exercise to comply with any applicable enactments or regulations, including but not limited to, the requirement that an investment representation be given by the Grantee or that certificates for shares of Common Stock be subject to a legend describing restrictions on transfer.  If there is any possibility of violation of relevant laws and rules, the Grantee shall immediately contact the Company to discuss them; provided, however, that the Grantee is solely responsible for obtaining his own legal advice in connection with the grant and exercise of the Options.

8.           No Guarantee of Continuing Employment or Office

8.1         The rights, obligations and status of the Grantee under the terms and conditions of his office or employment with the Employing Company shall not be affected by this Agreement.  Neither this Agreement nor any action taken or omitted to be taken hereunder shall be construed as in any way:

(a)	guaranteeing the Grantee’s continued office or employment with the Company, the Employing Company or any other member of the Group; or

(b)
giving the Grantee the right to continue or be re-instated in his office or the employ of the Company, the Employing Company or any other member of the Group whether before, during, or after the Exercise Period.

For the avoidance of doubt, nothing in this Agreement creates any form of employment relationship between the Company and the Grantee.

8.2         The Grantee hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment with the Company, the Employing Company or any other member of the Group (if relevant) for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or being entitled to exercise the Options pursuant to this Agreement as a result of such termination or from the loss or decrease in value of such rights or entitlements.  If necessary, the Grantee’s terms of employment shall be varied accordingly.

9.           Employee Undertaking

In accordance with the purpose of this Agreement, the Grantee shall devote himself to his work with integrity as a director, an officer or an employee (as appropriate) of the relevant member(s) of the Group.

10.           Data Processing Consent

The Company and the Employing Company may hold personal information relating to the Grantee, including, without limitation, payroll, address, service period, demographics and similar information in connection with this Agreement and may at any time process and use such personal information in order to perform and facilitate the implementation, management and administration of the matters contemplated and set out in this Agreement provided that such use is not prohibited by law.  Subject to any applicable prohibitions, the Company may, at any time to the extent required, make the Grantee’s personal information available to other persons within or outside the Group for such purposes, including, but not limited, in connection with the exercise of the Options.  The Grantee hereby irrevocably consents to the processing, use, transfer and registration of such personal information within or outside the Group.  Before transferring any data to a person or entity outside the Group, the

Company or the Employing Company (as the case may be) undertakes to inform the Grantee of:

(a)	the identity of any recipient or category of recipients of such personal information, the relevant data categories; and

(b)	the Grantee’s rights to consult and to the extent necessary rectify and complete the registered personal information.

The Company will take reasonable steps to protect and defend the privacy interests of the Grantee.

11.           Costs and Taxes

11.1         The Company shall have the right to require the Grantee to remit to the Company, prior to the delivery of any certificates evidencing Common Shares acquired upon exercise of an Option, an amount sufficient to satisfy any applicable income tax, capital gains tax, social security contributions or other tax, charge or duty (the Tax Liabilities) which may be assessed or chargeable in connection with the grant or exercise of the Options.  In addition, prior to the Company’s determination of such Tax Liabilities, the Grantee may make an irrevocable election to satisfy, in whole or in part, such obligations to remit taxes, by directing the Company to cause Common Shares to be withheld (but not in excess of a rate that the Company determines is necessary to avoid favorable accounting treatment) that would otherwise be received by such Grantee. Such election may be denied by the Board at its discretion, or may be made subject to certain conditions specified by the Board, including, without limitation, conditions intended to avoid the imposition of liability against the individual under applicable laws. The Grantee shall indemnify the Company and any other member of the Group in respect of any Tax Liabilities payable in respect of the Options and for which the Company or any other member of the Group is liable, whether pursuant to any withholding obligations or otherwise.

11.2         Except as provided for in Clause 11.1 above, the Grantee is responsible for:

(a)	the cost of opening an account at the Securities Company (as defined in Clause 12.1 below);

(b)	the relevant charges payable in connection with any money transfers;

(c)	all other charges of the Appointed Bank and/or Securities Company which may be imposed from time to time; and

(d)	all other expenses that are imposed on the exercise of Options.

11.3         The Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any such costs and expenses prior to the delivery of any certificate evidencing Common Shares acquired upon exercise of an Option. Such amount may be satisfied by directing the Company to withhold Common Shares in the manner set forth in Clause 11.1

12.           Securities Accounts

12.1          Pursuant to Japanese laws and regulations, the Grantee is required to appoint an agent and maintain a non-resident offshore account in Japan with respect to the Common Shares to be acquired upon exercise of the Options. The Grantee hereby agrees that it shall, through the Company, entrust the custody, management and disposal of such Common Shares (the Services) to a securities company or bank (the Securities Company); provided, however, that the Grantee shall retain the right to determine and to direct the Securities Company to sell, transfer or dispose of all or any portion of the Common Shares on the Grantee’s behalf and the Securities Company may not sell, transfer or otherwise dispose of the Common Shares without the Grantee’s prior approval.  The Company shall determine and appoint such Securities Company (or change such appointment) in its absolute discretion and notify the Grantee of such appointment (or change in such appointment) in accordance with Clause 16.

12.2           Following the Grant Date and prior to the exercise of the Options the Grantee is required to open an account in the Grantee’s name at the Securities Company and follow the necessary procedures set out separately by the Company in order to enable the Securities Company to perform the Services.

13.           General

13.1         The existence of the Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any Reorganization or other adjustment, recapitalization, reorganization or change in the Company’s capital structure, or any merger, corporate split, share-for-share exchange or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Shares of the Company or the rights attaching thereto, or any other securities or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.2         The grant of options under this Agreement or future agreement is a voluntary and discretionary benefit and does not create any entitlement to options or shares in the future, even in the case of repeated grants of options.

13.3         The Grantee shall have no rights as a stockholder with respect to any Common Shares issuable upon exercise of an Option until payment of the Exercising Purchase Price for such Common Shares as provided in Clause 5.1(d), and no adjustment shall be made for dividends or distributions or other rights in respect of any Common Share for which the record date is prior to the date on which the Grantee pays the Exercising Purchase Price therefor.  The Grantee acknowledges that no member of the Group has any duty to disclose confidential information to the Grantee that is not generally available to holders of Common Shares.

13.4         The Board shall have the right to interpret the provisions of this Agreement and to make all rules and determinations which it deems necessary or desirable for the administration of this Agreement.  The decisions of the Board or, in the case of matters requiring shareholder approval, resolutions of the shareholders meeting (whichever is applicable), including without limitation all calculations required hereunder, shall be final and binding with respect to all matters relating to this Agreement and the Options.

13.5          Clauses 7.2, 8, 9, 10, 11, 15, 16, 18and 20 shall continue and remain in full force and effect notwithstanding the exercise of all of the Options by the Grantee.

14.           Termination of this Agreement

14.1          If, by reason of imposition of Taxation Liabilities or a change in the applicable laws or regulations, this Agreement is rendered illegal or otherwise unenforceable, the Grantee may, before the Grantee has paid the Exercising Purchase Price in respect of the first exercise of the Options, terminate this Agreement with retroactive effect from the Grant Date by giving written notice in the appropriate form attached in Appendix 3 (or as otherwise prescribed by the Company from time to time); provided that Clauses 8, 10, 11, 15.1, 16, 18 and 20 shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

14.2         The Grantee may only retroactively terminate this Agreement if he has not exercised any of the Options. If the Grantee has exercised one or more Options, then the Grantee may at any time during the Exercise Period, in respect of any outstanding Options, terminate this Agreement without retroactive application by giving written notice in the form attached in Appendix 3 (or as otherwise prescribed by the Company from time to time); provided that Clauses 7.2, 8, 9, 10, 11, 15, 16, 18 and 20 shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

15.           Claims Against the Company

15.1         Subject to Clauses 15.1 and 15.2 below, the Grantee shall not make any claim against any member of the Group or any of its respective directors, officers, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement.

15.2         If, following delivery by the Grantee to the Company of an Exercise Notice, the Company fails or delays, wilfully or due to its gross negligence, to deliver the Common Shares to the Grantee within 30 Company Business Days, and as a direct result of such failure or delay the Grantee suffers damage or loss, the Grantee may claim compensation limited to the difference between the Exercising Purchase Price, which was paid by the Grantee to the Company, and the aggregate market price of the Common Shares at the time of acquisition by the Grantee, if the Exercising Purchase Price is higher than the aggregate market price of the Common Shares.  For the avoidance of doubt, refusal by the Company to accept the exercise by the Grantee of the Options pursuant to Clause 4.10 shall not be grounds for compensation under this Clause 155.

15.3         Nothing in this Clause 15 shall prohibit the Grantee from making a claim against the Company, the Employing Company or their respective directors, officers, shareholders, affiliates, representatives, auditors or employees enforcing rights expressly provided for under the provisions of the Agreement.

15.4         If the Grantee exercises Options or disposes of Common Shares in breach of any provisions of this Agreement, the Grantee shall, upon the Company’s request, refund the greater of:

(a)	the difference between the Exercising Purchase Price, which was paid by the Grantee to the Company, and the aggregate market price of the Common Shares at the time of acquisition by the Grantee; or

(b)	the entire profit which the Grantee makes by the disposal of the Common Shares.

If either (a) or (b) above applies, the Grantee shall make such refund promptly in accordance with the Company’s instructions.

16.         Notices

To the Grantee

16.1         Any communication or notice to be given under or in connection with this Agreement shall be in the English language and may be communicated by letter, telex, facsimile transmission or email to the home address set out as first written above or to such other address telex or facsimile number or email address as the Grantee may from time to time have notified (in accordance with this Clause 16.1) to the Company.

To the Company

16.2         Any communication or notice to be given under or in connection with this Agreement shall be in the English language and may be communicated by letter, telex, facsimile transmission or email to the business address set out as first written above or to such other address telex or facsimile number or email address as the Company may from time to time have notified (in accordance with this Clause 16.2) to the Grantee and should be addressed to the “Human Resources Division.”

Receipt of Notice

16.3         Any notice so served by letter, telex, facsimile transmission or email shall be deemed to have been received:

(a)	in the case of telex, facsimile transmission or email, twelve (12) hours after the time of dispatch; and

(b)	in the case of post, special delivery or registered post, twelve (12) Company Business Days from the date of posting.

17.          Amendments and Waivers

17.1         No amendment to the provisions of this Agreement shall be effective unless such amendments are:

(a)
consistent with all applicable Japanese laws and regulations and the terms of the resolutions of the Company’s general shareholders’ meeting dated June 23, 2009 and Board meeting dated July 15, 2009 to grant options, as such resolutions may be modified or amended from time to time; and

(b)	made in writing and signed by the parties hereto or their duly authorized representatives.

17.2         All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

17.3         Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver thereof.
18.          Governing Law

18.1         This Agreement shall be governed by and construed in all respects in accordance with the laws of Japan.

18.2         Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of Japan.

19.           Entire Agreement

19.1         This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior representations, writings, negotiations and understandings with respect hereto.

19.2         The parties acting in good faith will determine any matter not set out herein.

20.           Severability

Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

IN WITNESS whereof this Agreement with effective date of August 3, 2009 has been executed in two originals, each party acknowledging receipt of one duly executed original.

By: TOYOTA MOTOR CORPORATION

	By:	AKIO TOYODA
	Title:	President and Representative Director
Date:

By:

[GRANTEE’S NAME]	[GRANTEE’S NAME]
Date:

APPENDIX 1
ADJUSTMENTS (ENGLISH TRANSLATION)

Note: The following is an English translation of the terms and conditions applying to the treatment of the Options in the event of a share split, share consolidation, issue of new Common Shares or disposal of Common Shares held in treasury by the Company, which were approved at the Company’s general shareholders’ meeting on June 23, 2009 and the Board meeting on July 15, 2009.  This is not a literal translation and it is provided for reference only.  The original of such terms and conditions in the Japanese language will prevail in all circumstances.  All references to dates in the following translation are to Tokyo time.

1.           Share Split or Share Consolidation

1.1         If the Company splits (including the case that the Common Shares of the Company are allotted to existing shareholders for free) or consolidates its Common Shares after the Grant Date, the number of Common Shares to be issued/transferred in satisfaction of the exercise of an Option (the Adjusted Number of Shares) shall be adjusted in accordance with the following formula, provided, however, that such adjustment shall be made only with respect to Options that have not yet been exercised at the time of such share split or share consolidation.  The Adjusted Number of Shares shall be rounded down to the nearest whole Common Share.

Adjusted Number of Shares	=	Number of Common Shares required to satisfy the exercise of an Option prior to adjustment	×	Ratio of share split / consolidation

The Company shall promptly notify the Grantee in writing of the Adjusted Number of Shares in the event of a share split or share consolidation by the Company.

1.2         If the Company splits or consolidates its Common Shares, the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	=	Pre-adjusted Exercise Price	×	1
Ratio of share split / consolidation

The Adjusted Exercise Price shall be rounded up to the nearest whole Yen.

1.3         The “Pre-adjusted Exercise Price” used in the formula in Clause 1.2 above shall be the Exercise Price effective on the day prior to the date on which the Adjusted Exercise Price is applied pursuant to 1.4 below.

1.4         The Adjusted Exercise Price shall be applied as follows:

(a)	if the Company splits its Common Shares, the Adjusted Exercise Price shall be applied from the date following the record date (kijun-bi) of the split shares; or

(b)	if the Company consolidates its Common Shares, the Adjusted Exercise Price shall be applied from the date on which such consolidation becomes effective.

1.5           Where the Board decides that Common Shares will be issued pursuant to a share split in exchange for a capitalization of distributable profits (i.e. adding a certain amount of capital surplus into share capital or capital surplus reserve), and the record date of the split shares is specified as being a date prior to the date of the shareholders’ meeting at which such capitalization is approved, from the day following such shareholders’ meeting, the Adjusted Exercise Price shall be applied retroactively with effect from the day following the record date of the split shares.  In such case, a number of additional Common Shares calculated in accordance with the following formula shall be issued/transferred to any Grantee who exercises an Option during the period between the date following the record date of the split shares and the date of the shareholders’ meeting at which the capitalization of distributable profits is approved (the Interim Period):

Number of additional Common Shares	=	Pre-Adjusted Exercise Price	-	Adjusted Exercise Price	×	Number of shares which were issued or transferred upon the exercise of the Option without the adjustment of the Exercise Price during the Interim Period
Adjusted Exercise Price

The number of additional Common Shares accordingly issued or transferred to the Grantee shall be rounded down to the nearest whole Common Share.

2.           Issue of New Common Shares or Disposal of Treasury Shares

2.1         If the Company disposes of Common Shares held in treasury (Treasury Shares) or issues new Common Shares for an amount which is less than the then current market price from and including August 3, 2009 (excluding all instances where options, warrants or other rights to acquire shares of the Company are exercised), the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	=	Pre-adjusted Exercise Price	×	Number of issued and outstanding Common Shares	+	Number of new Common Shares to be issued or Treasury Shares to be disposed	×	Amount to be paid per new Common Share to be issued or Treasury Share to be disposed
Current market price per Common Share
				Number of issued and outstanding Common Shares		+	Number of new Common Shares to be issued or Treasury Shares to be disposed

The Adjusted Exercise Price shall be rounded up to the nearest whole Yen.

2.2           The “Pre-adjusted Exercise Price” used in the formula in Clause 2.1 above shall be the Exercise Price on the day prior to the date on which the Adjusted Exercise Price is applied.

2.3           The “Number of issued and outstanding Common Shares” used in the formula in Clause 2.1 above shall be the total number of issued and outstanding Common Shares (for the avoidance of doubt, the number does not include Treasury Shares) on the record date of the new Common Shares being issued or Treasury Shares being disposed, whichever is applicable and if such date is not specified, the “Number of issued and outstanding Common Shares” shall be the total number of issued and outstanding Common Shares on the date one month prior to the date on which the Adjusted Exercise Price is applied; provided that where two or more events, which require the adjustment of the Exercise Price, occur within a short period of time of each other and the number of issued and outstanding Common Shares which is used in calculating the Adjusted Exercise Price triggered by one of those events can be calculated appropriately, such number of issued and outstanding shares shall be used.

2.4           The “Current market price per Common Share” used in the formula in Clause 2.1 above shall be the average daily closing price in Yen (including the trend quotations) of the Company’s Common Shares on the Tokyo Stock Exchange for the 30 dealing day period starting on the 45th dealing day before the date on which the Adjusted Exercise Price is applied, excluding any days on which the closing price is not reported.  The average daily closing price shall be calculated by disregarding the third and successive decimal places of such number and then correcting the resulting number to one decimal place.

2.5           The Adjusted Exercise Price calculated in accordance with the formula in Clause 2.1 above shall be applied from the date following the payment date for the Common Shares to be issued or Treasury Shares to be disposed, or the record date of the Common Shares to be issued or Treasury Shares to be disposed if such date is specified.

2.6          When calculating the Adjusted Exercise Price in accordance with the formula in Clause 2.1, each of the numbers to be inserted in the formula shall be calculated by disregarding the second and successive decimal places of such number.

3.            General

3.1          If the difference between the Adjusted Exercise Price and the Pre-adjusted Exercise Price is less than one Yen, the Exercise Price shall not be adjusted on that occasion; provided, however, that the exact Adjusted Exercise Price originally calculated in accordance with the formula set out in Clause 1 or 2 above shall be used as the Pre-adjusted Exercise Price on the subsequent occasion that an adjustment occurs.

3.2          Except as otherwise provided in Clauses 1 or 2 above, the Company shall adjust the Exercise Price, as the Company considers appropriate:

(a)	in the event of capital decrease, merger or demerger of the Company; or

(b)	if an event occurs which otherwise causes a change (or potential change) in the number of issued shares of the Company.

If the Exercise Price is adjusted, the Company shall issue an individual notice to the Grantee prior to the date that the Adjusted Exercise Price is applied as specified in Clause 1 or 2 above; provided, however, that in the event of a share split as set out in Clause 1.5 above or where the Company is unable to issue an individual notice prior to the date that the Adjusted Exercise Price is applied, the Company shall issue an individual notice to the Grantee promptly after such date.

APPENDIX 2
FORM OF EXERCISE NOTICE – 2009 STOCK OPTION PLAN

[Date]

To:           Toyota Motor Corporation (the Company)

From:       [Employee name] (the Grantee)

Pursuant to Clauses 4 and 5 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from August 3, 2009 (the Agreement), I warrant and claim for the issue or transfer (at the Company’s discretion) of the Common Shares as follows:

1.           Warranty

I warrant that, as of July 15, 2009, the date on which the board of directors meeting resolved, based on the resolution of the general shareholders’ meeting dated June 23, 2009, resolved to grant options, I was neither:

(a)           a “major shareholder” (oguchi kabunushi); nor

(b)           a “special related person” (tokubetsu kankeisha) to any “major shareholder”,

as those terms are defined under Japanese laws and regulations.1

2.           Exercise of Stock Options

I hereby exercise the following Options in accordance with the terms of the Agreement (see over):

1	Special Taxation Measures Law (Law No. 26 of 1957) Paragraph 1 of Article 29-2; and Enforcement Regulation of the Special Taxation Measures Law Paragraphs 1 and 2 of Article 19-3.

The Grantee	Address	[Grantee to complete]
	Name, Employing Company and position	[Grantee to complete]
Date of the board of directors meeting at which the grant of Options was approved	July 15, 2009	Exercise Period	From: August 1, 2011 To: July 31, 2017 (inclusive)
Grant Date	August 3, 2009
Terms of the Options	Right	Class of underlying Shares	Aggregate Number of shares underlying all Options granted to Grantee under 2009 Stock Option Plan on Grant Date	Exercise Price per share
	Option	Common Shares	[_____] Common Shares	[ ] Yen [Grantee to insert the amount]
Details of the proposed exercise of Options	Number of shares to be acquired upon this exercise of Option(s)			Total Exercising Purchase Price
	[_____] Common Shares [Grantee to insert the number]			[ ] Yen [Grantee to insert the total amount]
The Company	Address	1 Toyota-Cho, Toyota City, Aichi, 471-8571
	Name	Toyota Motor Corporation
Status of Options exercised during this year in Japan	Exercise of Options	Date of Exercise	Number of shares issued or transferred	Exercising Price
	Yes / No	[ ]	[_____] Common Shares	[ ] Yen
Status of any other share acquisition rights exercised during this year in Japan	The Issuing Company	Address
Name
	Exercise of rights	Date of Exercise	Total Exercising Price
	Yes / No	[ ]	[ ] Yen
Information in relation to employment/office which the Grantee holds with any company other than the Company or any of its affiliates (if any).	Address of the company: Trade name of the company: Title of the Grantee: Contact detail of the company: * Incumbency certificate required to be attached
Other remarks

___________________________________________
[Grantee’s Name]

APPENDIX 3
FORMS OF NOTICE OF TERMINATION
OF 2009 STOCK OPTION AGREEMENT

Termination of Agreement pursuant to Clause 14.1

[Date]

To:	Toyota Motor Corporation (the Company)

From:	[Employee’s name] (the Grantee)

Pursuant to Clause 14.1 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from 3 August, 2009 (the Agreement), I notify you that I hereby retroactively terminate the Agreement, such termination to be effective from the date of execution of the Agreement.

I hereby acknowledge and agree that:

(a)	I shall continue to be bound by and to comply with Clauses 8, 10, 11, 15.1, 16, 18 and 20 of the Agreement; and

(b)
pursuant to Clause 15.1 of the Agreement, I have no claim, whether present or future, against any member of the Group (as defined in the Agreement) or any of its respective directors, officers, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement or the termination thereof.

___________________________________________
[Grantee’s Name]

Termination of Agreement pursuant to Clause 14.2

[Date]

To:	Toyota Motor Corporation (the Company)

From:	[Employee’s name] (the Grantee)

Pursuant to Clause 14.2 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from 3 August, 2009, I notify you that I hereby terminate the Agreement effective as of the date of this notice.

I hereby acknowledge and agree that:

(a)	I shall continue to be bound by and to comply with Clauses 7.2, 8,9, 10, 11, 15, 16, 18 and 20 of the Agreement; and

(b)
pursuant to Clause 15.1 of the Agreement, I have no claim, whether present or future, against any member of the Group (as defined in the Agreement) or any of its respective directors, officers, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement or the termination thereof.

___________________________________________
[Grantee’s Name]

APPENDIX 4
ELIGIBILITY

(1) Directors and officers of the Company holding any of the following posts: representative director (daihyo-torishimari-yaku); senior managing director (senmu-torishimari-yaku); managing officer (jomu-yakuin); or senior technical executive (gikan).

(2) Employees of the Company holding any of the following posts: senior general manager (jokyu-riji / riji); or senior grade 1 (kikan-shoku 1 kyu).

(3) Directors, officers and employees of the Employing Company or a Subsidiary with an Individual Grade of “K0” or “K1”, as defined in the Company’s internal rules and regulations.

The criteria above may be varied from time to time by resolution of the Board to reflect any changes in the Company which necessitates a revision of the above job classification methodology (e.g. changes in organizational structure, human resources policy etc.) For the avoidance of doubt, no Grantee shall be deemed to have lost its Eligibility solely as a result of such changes.

Should any doubts in relation to the Eligibility of a Grantee arise, the Board (or any person(s) to which the Board delegates its authority) shall, subject to the provisions of the Agreement and terms and conditions of the 2009 Stock Option Plan which were approved at the Company’s general shareholders’ meeting on June 23, 2009 and the Board meeting on July 15, 2009, have full and final power and authority, and sole discretion to determine such matters.

Appendix 5

NOTICE TO RESIDENTS OF THE USA

Notice is hereby given to all residents of the USA who are granted options over common shares of the Company (the Common Shares) by the Company pursuant to the Agreement for the Grant of Options dated August 3, 2009, (the Agreement and each such person, a Grantee) as follows:

1.           The options over the Common Shares granted pursuant to the Agreement (the Options) shall not be exercisable unless the offer and sale of Common Shares pursuant thereto has been registered under the Securities Act of 1933, as amended (the 1933 Act), and qualified under applicable state “blue sky” laws or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.

2.           The Company may, at its discretion, impose such conditions on the exercise of the Options as it shall deem necessary in order for such exercise to comply with any applicable enactments or regulations, including but not limited to, the requirement that an investment representation be given by the Grantee or that certificates for Common Shares be subject to a legend describing restrictions on transfer.

3.      Section 2 of Appendix 1 to the Agreement shall not apply to the Grantee.  This paragraph 3 will no longer be applicable following the date that the Grantee ceases to be subject to taxation under the United States Internal Revenue Code of 1986, as amended (the Code) with respect to income earned pursuant to the Options.

4.           As the Exercise Purchase Price is equal to or more than the fair market value of a Common Share on the Grant Date, payments contemplated with respect to the Options are intended to be exempt from Section 409A of the Code, and all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  Notwithstanding the foregoing, (i) nothing in the Agreement shall guarantee that the Options are not subject to taxes or penalties under Section 409A of the Code and (ii) if any provision of the Agreement would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on the Grantee or any other person of taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion, modify the terms of the Agreement, without the consent of the Grantee, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this paragraph 4 does not create an obligation on the part of the Company to make any such modification.

Toyota Motor Corporation
August 3, 2009